CENTRAL EUROPEAN MEDIA ENTERPRISES
REPORTS FIRST QUARTER RESULTS

- Net Revenues Increase 35% -

HAMILTON, BERMUDA, May 10, 2005 - Central European Media Enterprises Ltd. (CME) (NASDAQ: CETV) today announced financial results for the three months ended March 31, 2005.

Compared to the first quarter of 2004, consolidated net revenues for the first quarter of 2005 increased 35% to $48.3 million. Operating income for the quarter decreased $8.3 million to a loss of $2.3 million. Net income from continuing operations decreased $13.8 million, and fully diluted earnings per share in respect of continuing operations decreased to a loss of $0.29 from an income of $0.19 for the quarter. Compared to the first quarter of 2004, Segment(1) EBITDA for the quarter decreased 31% to $9.7 million.

Michael Garin, Chief Executive Officer of CME, said, “Strong revenue growth in the CME portfolio enabled the CME national channels to continue their reinvestment in successful local production which is driving viewership throughout our markets. As we previously announced, the quarterly phasing of results in 2005 would differ from last year, due in large part to the consolidation of our new Croatian operations and the inclusion of significant non-recurring expenses related to our recent acquisition of TV Nova in the Czech Republic.

“We expect both revenues and station operating results from our existing operations to be significantly higher this year than in 2004. This of course does not include the results of TV Nova which will more than double our station group's revenues and operating results on a full-year basis, making CME the region’s dominant broadcaster.”

(1)
Segment Data, Segment Net Revenues and Segment EBITDA include our Slovak Republic operations and certain Romanian operations that are not consolidated under US-GAAP and are all non US-GAAP measures. For a reconciliation to the most directly comparable US-GAAP financial measures, see ‘Reconciliation Between Consolidated Statements of Operations and Segment Data (non US-GAAP)’ below. We define Segment EBITDA margin as Segment EBITDA expressed as a percentage of Segment Net Revenue.

- continued -

Consolidated Results for the Three Months Ended March 31, 2005

Consolidated Net Revenues for the three months ended March 31, 2005 increased by 35% to $48.3 million from $35.8 million for the three months ended March 31, 2004. Operating loss for the period was $2.3 million compared with an operating income of  $6.0 million for the three months ended March 31, 2004. Net loss for the quarter was $7.9 million compared to a net income of $5.2 million for the three months ended March 31, 2004. Fully diluted loss per share for the period was $0.28 for the three months ended March 31, 2005, decreasing $0.46 compared to the three months ended March 31, 2004.

Headline Consolidated Results for the three months ended March 31, 2005 and 2004 were:

	CONSOLIDATED RESULTS (Unaudited)
	For the Three Months Ended March 31, (US $000’s)
	2005	2004	$ change	% change
Net Revenues	$48,304	$35,848	$12,456	35%
Operating income/(loss)	$(2,252)	$6,022	$(8,274)	(137)%
Net income/(loss) from continuing operations	$(8,294)	$5,501	$(13,795)	(251)%
Net income/(loss)	$(7,949)	$5,171	$(13,120)	(254)%
Fully diluted earnings per share from continuing operations (1)	$(0.29)	$0.19	$(0.48)	(253)%
Fully diluted earnings per share (1)	$(0.28)	$0.18	$(0.46)	(256)%

(1)	Restated in 2004. For further details see footnote (1) to the attached consolidated statement of operations.

Segment(1) Results

We evaluate the performance of our television operations based on Segment(1) Net Revenues and EBITDA (earnings before interest, taxes, depreciation and amortization).

Segment(1) Results for the Three Months Ended March 31, 2005

For the three months ended March 31, 2005, Total Segment(1) Net Revenues increased 29% to $61.5 million from $47.7 million for the three months ended March 31, 2004. Total Segment(1) EBITDA for the three months ended March 31, 2005 decreased 31% to $9.7 million from $13.9 million for the three months ended March 31, 2004. Segment(1) EBITDA Margin for the three months ended March 31, 2005 decreased to 16% from 29% for the three months ended March 31, 2004.

(1)
Segment Data, Segment Net Revenues and Segment EBITDA include our Slovak Republic operations and certain Romanian operations that are not consolidated under US-GAAP and are all non US-GAAP measures. For a reconciliation to the most directly comparable US-GAAP financial measures, see ‘Reconciliation Between Consolidated Statements of Operations and Segment Data (non US-GAAP)’ below. We define Segment EBITDA margin as Segment EBITDA expressed as a percentage of Segment Net Revenue.

Our Total Segment(1) Net Revenues and Total Segment(1) EBITDA for the three months ended March 31, 2005 and 2004 were:

	SEGMENT (1) RESULTS (Unaudited)
	For the Three Months Ended March 31, (US $000's)
	2005	2004	$ change	% change
Total Segment Net Revenues	$61,541	$47,743	$13,798	29%
Total Segment EBITDA	$9,677	$13,933	$(4,256)	(31)%
Segment EBITDA Margin	16%	29%

The Company will host a teleconference to discuss its results on Tuesday, May 10, 2005 at 10:00 am (New York Time). To access the teleconference, please dial +1 973-409-9259 (U.S. and international callers) ten minutes prior to the start time. The teleconference will also be available via live webcast on the Company’s website, located at www.cetv-net.com. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through May 17, 2005 that can be accessed by dialing +1 877-519-4471 (U.S. callers) or +1 973-341-3080  (international callers), passcode: 6034689. A replay will also be archived on the Company’s website.

Forward-Looking and Cautionary Statements

This report contains forward-looking statements, including statements regarding the anticipated revenues for CME and station operating results for 2005, the expected impact of the acquisition of the TV Nova (Czech Republic) Group on our financial results, the impact of reinvestment in local production on audience viewership, the growth of television advertising in our markets, the future economic conditions in our markets, future investments in television broadcast operations and the financing thereof, the growth potential of advertising spending in our markets, and business strategies and commitments. For these statements and all other forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include, but are not limited to, the rate of development of advertising markets in countries where we operate, general market and economic conditions in these countries as well as in the United States and Western Europe, the renewals of broadcasting licenses, the ability to acquire programming and the ability to attract audiences, the general regulatory environments where we operate and application of relevant laws and regulations.

(1)
Segment Data, Segment Net Revenues and Segment EBITDA include our Slovak Republic operations and certain Romanian operations that are not consolidated under US-GAAP and are all non US-GAAP measures. For a reconciliation to the most directly comparable US-GAAP financial measures, see ‘Reconciliation Between Consolidated Statements of Operations and Segment Data (non US-GAAP)’ below. We define Segment EBITDA margin as Segment EBITDA expressed as a percentage of Segment Net Revenue.

This press release should be read in conjunction with our Form 10-Q for the three months ended March 31, 2005, which was filed with the Securities and Exchange Commission on May 10, 2005, our Form 10-K for the year ended December 31, 2004, filed with the SEC on March 15, 2005, as amended by our Form 10-K/A filed with the SEC on April 1, 2005.

The Company makes available, free of charge, on our website at http://www.cetv-net.com our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

Central European Media Enterprises Ltd. (CME) is a TV broadcasting company with leading stations in six Central and Eastern European countries reaching an aggregate of approximately 90 million people. The Company’s television stations are located in Croatia (NOVA TV), the Czech Republic (TV NOVA) Romania (PRO TV, ACASA, PRO CINEMA and PRO TV INTERNATIONAL), Slovakia (MARKIZA), Slovenia (POP TV, KANAL A) and Ukraine (STUDIO 1+1). CME is traded on the NASDAQ under the ticker symbol “CETV”.

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For additional information, please visit www.cetv-net.com or contact:

United States:	United Kingdom:
Jonathan Lesko/Michael Smargiassi (Investors) Olga Shmuklyer (Press) Brainerd Communicators, Inc. +1 212-986-6667	Wallace Macmillan Vice President Finance & Chief Financial Officer +44-20-7430-5430

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(US$ 000’s)
(Unaudited)

	For the Three Months Ended March 31,
	2005	2004
Net revenues	$48,304	$35,848
Operating costs	11,285	6,071
Cost of programming	22,322	13,613
Depreciation of station fixed assets and other intangibles	2,213	1,462
Total station operating costs and expenses	35,820	21,146
Station selling, general and administrative expenses	6,928	3,562
Corporate operating costs (including non-cash stock based compensation of $ 3.1 million and $ 1.9 million in the three months ended March, 31 2005 and 2004, respectively)	7,731	5,118
Amortization of intangibles	77	-
Operating income/(loss)	(2,252)	6,022
Interest income	1,079	1,454
Interest expense	(307)	(218)
Foreign currency exchange loss, net	(729)	(633)
Other expense	(4,001)	(771)
Income/(loss) before provision for income taxes, minority interest, equity in income of unconsolidated affiliates and discontinued operations	(6,210)	5,854
Provision for income taxes	(2,341)	(1,170)
Income/(loss) before minority interest, equity in income of unconsolidated affiliates and discontinued operations	(8,551)	4,684
Minority interest in income of consolidated subsidiaries	(577)	(78)
Equity in income of unconsolidated affiliates	834	895
Net income/(loss) from continuing operations	(8,294)	5,501
Discontinued operations - Czech Republic:
Pre-tax income/loss from discontinued operations	118	(330)
Tax on disposal of discontinued operations	227	-
Income/(loss) on discontinued operations	345	(330)
Net income/(loss)	$(7,949)	$5,171

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS (continued)
(US$ 000’s, except share and per share data)
(Unaudited)

	For the Three Months Ended March 31
	2005	2004

PER SHARE DATA:
Net income per share
Continuing operations - Basic	$(0.29)	$0.20
Continuing operations - Diluted (as restated) (1)	$(0. 29)	$0.19
Discontinued operations - Basic	$0.01	$(0.01)
Discontinued operations - Diluted	$0.01	$(0.01)
Net income/(loss) - Basic	$(0.28)	$0.19
Net income/(loss) - Diluted (as restated) (1)	$(0.28)	$0.18

Weighted average common shares used in computing per share amounts (000s):
Continuing operations - Basic (as restated) (1)	28,385	27,088
Continuing operations - Diluted (as restated) (1)	28,385	28,879
Discontinued operations - Basic (as restated) (1)	28,385	27,088
Discontinued operations - Diluted (as restated) (1)	28,385	28,879
Net income - Basic (as restated) (1)	28,385	27,088
Net income - Diluted (as restated) (1)	28,385	28,879

(1) FAS 128 requires the same number of potential common shares used in computing the diluted per share amount for income from continuing operations be used in computing the diluted per share amounts for discontinued operations and net income where there is a loss from continuing operations. Also, in determining the weighted average number of common shares used in the earnings per share computations, it is required to calculate a weighted average number of shares issued and outstanding during the period. In the three months ended March 31, 2004 we incorrectly computed the fully diluted earnings per share for discontinued operations and fully diluted earnings per share. We also incorrectly calculated basic and diluted weighted average number of shares outstanding in the three months ended March 31, 2004. For further information, see Note 8, “Earnings Per Share” to the financial statements in our Form 10-Q.

Segment Data

We manage our business on a geographic basis, and review the performance of each geographic segment using data that reflects 100% of operating and license company results. For the quarter ended March 31, 2005, our business segments for the three months ended March 31, 2005 were comprised of Croatia, Romania, the Slovak Republic, Slovenia and Ukraine.

We evaluate the performance of our business segments based on Segment EBITDA. Segment EBITDA includes STS and Markiza (our operating and license companies in the Slovak Republic) and certain Romanian operations which are not consolidated under US GAAP.

Our assets and liabilities are managed centrally and are reported internally in the same manner as the consolidated financial statements, consequently no additional segment information is provided in respect of assets and liabilities.

Segment EBITDA is determined as segment net income/loss, which includes costs for program rights amortization, before interest, taxes, depreciation and amortization of intangible assets. Items that are not allocated to our business segments for purposes of evaluating their performance, and therefore are not included in Segment EBITDA, include:

•	expenses presented as corporate expenses in our consolidated statements of operations (i.e., corporate operating costs, stock-based compensation and amortization of intangibles);

•	changes in the fair value of derivatives;

•	foreign currency exchange gains and losses; and

•	certain unusual or infrequent items (e.g., gains and losses, impairments on assets or investments).

Below is a table showing our Segment EBITDA by operation and a reconciliation of these figures to our consolidated US GAAP results for the three months ended March 31, 2005 and 2004:

Reconciliation Between Consolidated Statements of Operations
and Segment Data (non US-GAAP)

	SEGMENT FINANCIAL INFORMATION
	For the Three Months Ended March 31,
	(US $000's)
	Segment Net Revenues (1)		Segment EBITDA
	2005	2004	2005	2004
Country
Croatia (NOVA TV)	$4,955	$-	$(3,422)	$-
Romania (2)	19,649	14,085	5,901	4,318
Slovak Republic (MARKIZA TV)	12,644	11,895	2,170	1,331
Slovenia (POP TV and KANAL A)	9,933	9,657	2,680	3,927
Ukraine (STUDIO 1+1)	14,360	12,106	2,348	4,357
Total Segment Data	$61,541	$47,743	$9,677	$13,933

Reconciliation to Consolidated Statement of Operations:

Consolidated Net Revenues / Income/(loss) before provision for income taxes, minority interest, equity in income of unconsolidated affiliates and discontinued operations	$48,304	$35,848	$(6,210)	$5,854

Corporate operating costs (including non-cash stock based compensation of $ 3.1 million and $1.9 million for the three months ended March 31, 2005 and 2004, respectively))	-	-	7,731	5,118

Amortization of intangibles	-	-	77	-
Unconsolidated equity affiliates (3)	13,237	11,895	1,908	1,331
Station Depreciation	-	-	2,213	1,462
Interest income	-	-	(1,079)	(1,454)
Interest expense	-	-	307	218
Foreign currency exchange loss, net	-	-	729	633
Other (income)/expense	-	-	4,001	771
Total Segment Data	$61,541	$47,743	$9,677	$13,933

(1)	All net revenues are derived from external customers. There are no inter-segmental revenues.

(2)	Romanian channels are PRO TV, PRO CINEMA, ACASA, PRO TV INTERNATIONAL, PRO FM and INFOPRO.

(3)	Unconsolidated equity affiliates are STS in the Slovak Republic and Radio Pro in Romania